Exhibit 99.1
FTAI Infrastructure Inc. Announces Agreement to Sell Long Ridge Energy and Power to MARA Holdings, Inc.

MARA to purchase Long Ridge for total transaction value of approximately $1.52 billion

FIP plans to use net proceeds to repay corporate debt and reinvest in growth opportunities

Transaction expected to close in the third quarter of 2026 following receipt of necessary regulatory approvals

NEW YORK, April 30, 2026 (GLOBE NEWSWIRE) -- FTAI Infrastructure Inc. (NASDAQ:FIP; the "Company" or “FIP”) announced today that it has entered into a definitive agreement to sell Long Ridge Energy & Power LLC (“Long Ridge”) and certain related assets to a subsidiary of MARA Holdings, Inc. (NASDAQ: MARA).  The transaction is valued at approximately $1.52 billion before closing adjustments.

Headquartered in Pittsburgh, Pennsylvania, Long Ridge is a vertically integrated power and gas company comprised of a highly efficient, 485-megawatt combined cycle gas power plant, working interests in natural gas production wells, and approximately 1,600 acres of land along the Ohio River in Southeastern Ohio.

The Company intends to use the net proceeds from the transaction, after repayment of asset-level debt, to repay a portion of its outstanding corporate debt and for reinvestment in new growth opportunities, including potential acquisitions.  The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the third quarter of 2026.

“The sale of Long Ridge is a key step in our strategic plan at FIP, unlocking value to our shareholders and deleveraging our company,” said Ken Nicholson, Chief Executive Officer of FIP.  “Long Ridge has grown from a brownfield development project we commenced nearly a decade ago into an exceptional operating platform.  As a result of the sale, we will immediately eliminate $1.16 billion of Long Ridge debt and expect to use the net proceeds to repay approximately $300 million of debt at our parent level.  By reducing leverage and increasing free cash flow going forward, we plan to advance our strategic priorities in our existing freight rail and terminals segments.  We look forward to updating investors with additional details regarding the transaction during our first quarter earnings call on May 8.”

Jefferies and Lazard are serving as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to FIP in connection with the transaction.

The information contained on, or accessible through, any websites included in this press release is not incorporated by reference into, and should not be considered a part of, this press release.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the IP Resources section of the Company’s website, www.fipinc.com, and the Company’s recent Form 8-K, when available on the Company’s website. Nothing on the Company’s website is included or incorporated by reference herein.

About FTAI Infrastructure Inc.

FTAI Infrastructure Inc. primarily invests in critical infrastructure with high barriers to entry across the rail, ports and terminals, and power and gas sectors that, on a combined basis, generate strong and stable cash flows with the potential for earnings growth and asset appreciation. FTAI Infrastructure Inc. is externally managed by an affiliate of Fortress Investment Group LLC, a leading, diversified global investment firm.

About MARA Holdings, Inc.

MARA (NASDAQ: MARA) deploys digital energy technologies to advance the world’s energy systems. Harnessing the power of compute, MARA transforms excess energy into digital capital, balancing the grid and accelerating the deployment of critical infrastructure. Building on its expertise to redefine the future of energy, MARA develops technologies that reduce the energy demands of high-performance computing applications, from AI to the edge.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control. The Company can give no assurance that its expectations will be attained and such differences may be material. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to, (1) the completion of the proposed transactions on anticipated terms and timing, or at all, including obtaining regulatory approvals and other conditions to the completion of the proposed transactions; (2) events, changes or other circumstances could occur that could give rise to the termination of the proposed transactions; (3) the risks related to MARA’s financing of the proposed transactions; (4) potential litigation or regulatory actions relating to the proposed transactions; and (5) potential adverse business uncertainty resulting from the announcement, pendency or completion of the proposed transactions, including restrictions during the pendency of the proposed transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.fipinc.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based. This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

For further information, please contact:

Alan Andreini
Investor Relations
FTAI Infrastructure Inc.
(646) 734-9414
aandreini@ftaiaviation.com [globenewswire.com]